                                  Exhibit 99.1

FOR IMMEDIATE RELEASE                                   CONTACT:
                                                        John G. Lewis, CFO
   [XATA LOGO]                                          XATA Corporation
                                                        952-707-5600




XATA RELEASES SECOND QUARTER RESULTS

MINNEAPOLIS, MAY 1, 2003 -- XATA Corporation (Nasdaq/SC: XATA), the leader in onboard fleet management solutions for the commercial trucking industry, today reported net sales of $1.7 million for its second fiscal quarter ended March 31, 2003, compared to net sales of $3.3 million in the second quarter of fiscal 2002. The net loss for the quarter was $1.4 million, or $0.20 per share on a basic and diluted share basis, compared to a let loss of $855,000, or $0.12 per share, in the second quarter of fiscal 2002.

For the six months ended March 31, 2003, revenue was $4.7 million, compared to $7.6 million for the prior-year six-month period. The net loss for the six-month period was $2.2 million, or $0.32 per share on a basic and diluted share basis, compared to a net loss of $1.2 million, or $0.18 per share, for the prior-year six-month period.

Because of lower than anticipated revenue in the second fiscal quarter, the company has revised its fiscal 2003 revenue expectations and currently projects revenue for the full 2003 fiscal year to be essentially flat with the $13.2 million total for fiscal 2002.

"Although our second quarter net sales were weakened by recent economic and political uncertainties, we are optimistic on a go-forward basis due to improved activity in our core market. Additionally, we are excited to now be shipping our new XATANET(TM) 2.0 web-based fleet management solution," commented Craig Fawcett, XATA president and chief executive officer. "Initial feedback from customers using XATANET in their operations has been very encouraging. We are now able to offer our proven fleet management applications with satellite communications to a much larger addressable market."

The company reported the following recent developments:

     o Began customer shipments of our new XATANET 2.0 product - enabled with affordable two-way satellite communications - to many of the customers that have placed orders over the past several months;

     o Entered into an agreement with a major truck leasing company to offer XATANET to their lease customers throughout North America; a formal launch of this program is expected this summer;





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XATA RELEASES SECOND QUARTER RESULTS - PAGE 2

     o Began customer shipments of affordable two-way satellite communications with our market-leading OpCenter(TM) fleet management solution.

The company invested $451,000 in new product development in the fiscal 2003 second quarter, and an additional $245,000 in the enhancement of released products (included as a component of cost of sales), resulting in $696,000 of total product development expenditures in the quarter. When added to the $776,000 of total product development expenditures in the first quarter, the investment in products in the current fiscal year totaled nearly $1.5 million. This investment, coupled with $776,000 of non-cash amortization charges, resulted in the fiscal year-to-date net loss of $2.2 million, according to XATA CFO John Lewis.

"Cost of sales as a percent of total sales increased in the current fiscal year due to the effect of spreading certain fixed expense items, including amortization, over a lower revenue base," Lewis said. "Selling, general and administrative expenses decreased in the second quarter of fiscal 2003 versus the prior year primarily due to lower selling expenses and the elimination of several positions not involved in areas critical to our success moving forward."

Lewis noted that because XATANET is a subscription-based product, the company recognizes revenue over the life of each subscription, rather than fully at the time of initial delivery. While this provides an attractive recurring revenue source, it requires growth in the subscriber base before significant revenue growth is realized. Due to the planned high level of product development expenses, non-cash amortization expense and costs associated with the launch of new products, the company anticipates a net loss on a GAAP basis for fiscal 2003.

"We continue to be enthusiastic about our future," concluded Fawcett. "The general availability of our XATANET 2.0 system, enabled with affordable satellite communications, is the culmination of our product development focus for well over a year. Coupled with our proven Windows(TM)-based OpCenter product line, we believe we offer an unparalleled array of onboard fleet management solutions for commercial trucking fleets."

ABOUT XATA CORPORATION
A pioneer in onboard fleet management solutions since 1985, XATA revolutionized the trucking industry by being the first to introduce paperless driver logs, exception-based reporting and dynamically updated fleet standards. Today, XATA continues to lead the industry by seamlessly combining onboard computing, fleet management software, global positioning and wireless communications to deliver enterprise-wide fleet management solutions. With a relentless commitment to quality, XATA provides its customers with the tools and services to optimize the utilization of their vehicles and drivers, resulting in increased fleet productivity, decreased operational costs, improved customer service - and a rapid return on investment. XATA's products are in use in 30,000 vehicles at over 1,000 fleet locations across North America. For more information, visit www.xata.com or call 1-800-745-9282.

This announcement includes forward-looking statements based on current expectations. Actual results may differ materially. These forward-looking statements involve a number of risks and uncertainties including, but not limited to, the possibility of continuing operating losses, the ability to adapt to rapid technological change, dependence on positioning systems and communication




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XATA RELEASES SECOND QUARTER RESULTS - PAGE 3


networks owned and controlled by others, the receipt and fulfillment of new orders for current products, the timely introduction and market acceptance of new products, the ability to fund future research and development activities, and the ability to establish and maintain strategic partner relationships.


                                XATA CORPORATION
                       CONDENSED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)


                                            Three Month Period Ended                 Six Month Period Ended
                                         ------------------------------         ------------------------------
                                           Mar. 31,           Mar. 31,            Mar. 31,            Mar. 31,
                                            2003               2002                2003                2002
                                         ------------------------------         ------------------------------
                                         (unaudited)        (unaudited)         (unaudited)         (unaudited)
                                         ------------------------------         ------------------------------
Net sales                                  $ 1,731            $ 3,328             $ 4,716             $ 7,624

Cost of sales                                1,639              2,104               3,631               4,635
Selling, general and administrative            991              1,530               2,296               3,063
Research and development                       451                542                 976               1,122
                                           --------------------------             ---------------------------
Total costs and expenses                     3,081              4,176               6,903               8,820
                                           --------------------------             ---------------------------
Loss from operations                        (1,350)              (848)             (2,187)             (1,196)
Interest and other expense, net                 (3)                (7)                (20)                (30)
                                           --------------------------             ---------------------------
Loss before income taxes                    (1,353)              (855)             (2,207)             (1,226)
Income tax expense                               -                  -                   -                   -
                                           --------------------------             ---------------------------
Net loss                                   $(1,353)            $ (855)            $(2,207)           $ (1,226)
                                           ==========================             ===========================
Net loss per common share
     Basic & Diluted                       $ (0.20)           $ (0.12)            $ (0.32)            $ (0.18)
                                           ==========================             ===========================
Weighted average common and
common share equivalents
     Basic & Diluted                         6,934              6,901               6,933               6,897
                                           ==========================             ===========================





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XATA RELEASES SECOND QUARTER RESULTS - PAGE 4



                                XATA CORPORATION
                            CONDENSED BALANCE SHEETS
                             (Amounts in thousands)


                                                      Mar. 31,         Sept. 30,
                                                        2003             2002
                                                    -------------    -----------
                                                     (unaudited)       (audited)
                                                    -------------    -----------
Current assets
     Cash and cash equivalents                        $    627         $  1,058
     Accounts receivable, net                            1,891            3,245
     Inventories                                         1,604            1,194
     Deferred product costs                                111             --
     Prepaid expenses                                      170              111
                                                      --------         --------
          Total current assets                           4,403            5,608

Equipment and leasehold improvements, net                  519              569
Capitalized software development costs, net              2,015            2,792
                                                      --------         --------

          Total assets                                $  6,937         $  8,969
                                                      ========         ========


Current liabilities
     Bank line of credit                              $    446         $   --
     Current maturities of long-term debt                  255              269
     Accounts payable                                      588              923
     Accrued expenses                                      474              568
     Deferred revenue                                    1,327            1,037
                                                      --------         --------
          Total current liabilities                      3,090            2,797

Long-term debt                                             250              373

Shareholders' equity
     Common stock                                       17,823           17,818
     Accumulated deficit                               (14,226)         (12,019)
                                                      --------         --------
          Total shareholders' equity                     3,597            5,799
                                                      --------         --------

          Total liabilities and shareholders' equity  $  6,937         $  8,969
                                                      ========         ========



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